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CONTACTS:                  Steven T. Darak
                           Senior Vice President and Chief Financial Officer

                           (602) 852-6600

                           Investor Relations
                           Ugly Duckling Corporation
                           Investor-relations@uglyduckling.com

FOR IMMEDIATE RELEASE

                  UGLY DUCKLING ANNOUNCES CLOSING OF WAREHOUSE
                  RECEIVABLES FACILITY AND 19TH SECURITIZATION,
                    AND EXTENSION OF INVENTORY LINE OF CREDIT

     PHOENIX - April 16, 2001 - Ugly  Duckling  Corporation  (Nasdaq NM:  UGLY),
today announced that it has entered into a $75-$100 million warehouse receivables line of credit with Greenwich Financial Products, Inc. This line of credit replaces the company's existing warehouse receivables facility. As previously announced, the company's prior lender has made a strategic decision to exit the automobile finance business. The new facility, the company's principal credit facility, has a 364 day term, interest is payable at LIBOR plus 2.8%, the line is capped at $75 million for seven months of the year increasing to $100 million for the five months comprising the company's peak loan origination season, and it is secured by the retail installment contracts originated by the company, as well as substantially all of the other assets of the company. As long as Greenwich provides this financing for the company, Greenwich also has the exclusive right to continue to act as the placement agent on the company's securitization transactions.

     The company also announced it has secured an option to extend until December 31, 2001 the $25 million inventory line of credit provided by its previous warehouse receivables lender. For each quarterly extension beyond June 30th, the original maturity date, the company pays a fee, and after June 30th the interest rate on the line increases by 50 basis points to LIBOR plus 3.65%. Notwithstanding the option to extend, the company continues to work to complete replacement financing for its inventory line of credit.

     The company further announced the completion on March 29th of its 19th securitization. The securitization had loan principal balances securitized totaling approximately $118 million with Class A bonds being issued in the amount of approximately $83.6 million. The coupon on the Class A bond is 5.09%, the initial deposit into the reserve account is 3%, and the reserve account maximum is 8%. These terms are substantial improvements over the company's December securitization of a 6.67% coupon, 6% initial deposit and 11% reserve account maximum. The improvement in the credit enhancements constitutes a return to more traditional levels in the company's securitization transactions.

     Greg Sullivan, president and chief executive officer of the company, stated: "We are very pleased to have closed this warehouse receivables line of credit with a lower interest cost than we had under our prior warehouse. We are also pleased with the terms of our most recent securitization and the extension of our inventory line of credit until the end of the year. We now turn our focus to closing a new inventory line. Although we have nothing definitive at this time, we are talking with a couple of potential lenders and we expect to secure a commitment shortly."

About Ugly Duckling Corporation

     Headquartered in Phoenix, Arizona, Ugly Duckling Corporation is the largest operator of used car dealerships focused exclusively on the sub-prime market. The Company underwrites, finances and services sub-prime contracts generated at its 77 Ugly Duckling dealerships, located in 11 metropolitan areas in eight states.

     This press release  includes  statements  that  constitute  forward-looking statements  within the  meaning of the safe  harbor  provisions  of the  Private
Securities Litigation Reform Act of 1995. We claim the protection of the safe-harbor for our forward looking statements. Forward-looking statements are often characterized by the words "may," "anticipates," "believes," "estimates," "projects," "expects" or similar expressions and do not reflect historical facts. Forward-looking statements in this release relate, among other matters, to: anticipated financial results, such as profitability; the continued success of the Company's business model; improvements in collection and loan performance; improving operating performance; continued ability to securitize loans; our ability to replace our inventory line of credit before December 31st of this year; improving credit markets; return of credit enhancements to more traditional levels; and an improving interest rate environment. Forward looking statements include risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward looking statements. Factors that could affect our results and cause or contribute to differences from these forward-looking statements include, but are not limited to: any decline in consumer acceptance of our car sales strategies or marketing campaigns; any inability of the Company to finance its operations in light of a tight credit market for the sub-prime industry, including the replacement of its inventory line of credit; any deterioration in the used car finance industry, increased competition in the used car sales and finance industry or adverse economic conditions; any inability of the Company to monitor and improve its underwriting and collection processes; any changes in estimates and assumptions in, and the ongoing adequacy of, our allowance for credit losses, including losses occurring at or below expected levels; any inability of the Company to continue to reduce operating expenses as a percentage of sales; any material litigation against us or material, unexpected developments in existing litigation; and any new or revised accounting, tax or legal guidance that adversely affect used car sales or financing. Other factors are detailed in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors," "Factors That May Affect Future Results and Financial Condition" and "Factors That May Affect Future Stock Performance" in our most recent reports on Form 10-K and Form 10-Q (including Exhibit 99 attached to any such Form 10-Q) and elsewhere in our Securities and Exchange Commission filings. In addition, the foregoing factors may affect generally our business, results of operations and financial position. There may also be other factors that we are currently unable to identify or quantify, but that may arise or become known in the future. Forward looking statements speak only as of the date the statement was made. By making these forward-looking statements, we undertake no obligation to update these statements for revisions or changes after the date of this report. References to Ugly Duckling Corporation as the largest chain of buy-here pay-here used car dealerships in the United States is management's belief based upon the knowledge of the industry and not on any current independent third party study.